Exhibit 3.1

POWELL INDUSTRIES, INC.
(a Delaware corporation)
(the “Company”)

AMENDMENT NO. 1
TO
THE AMENDED AND RESTATED BYLAWS

Pursuant to Section 8.1 of the Amended and Restated Bylaws (the “Bylaws”) of the Company, the Bylaws were amended by unanimous approval of the members of the Board of Directors of the Company as follows:

1. Section 2.7 of the Bylaws is hereby deleted in its entirety and replaced with the following:

“Section 2.7 Officers of Meeting. The chairman of the board shall preside at, and the secretary of the Company shall keep the records of, each meeting of stockholders, and in the absence of either such officer, such duties shall be performed by any other officer authorized by these bylaws or, in the absence of any officer authorized by these bylaws, any person appointed by resolution duly adopted at the meeting. The chairman of the meeting shall appoint at least one person to act as inspector of elections at the meeting.”

2. Except as set forth above, the Bylaws shall remain in full force and effect.

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I hereby certify that the amendments to the Bylaws of the Company set forth herein were duly adopted by the Board of Directors of the Company on February 26, 2021.

/s/ Michael W. Metcalf
Michael W. Metcalf, Secretary
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